Exhibit 10.10
SHARKNINJA, INC.
DIRECTOR AGREEMENT
This Director Agreement (the “Agreement”) is made and entered into as of [month], [date], [year], by and between SharkNinja, Inc., a Cayman Islands company (the “Company”), and [name] ([Passport/ID] Number _________________) (“Director”).
I.SERVICES
1.1Board of Directors. The Company’s Board of Directors (the “Board”) appointed Director as a member of the Board, effective as of [date] (the “Effective Date”), until the earlier of (i) the Company’s annual general meeting after the Effective Date or (ii) the date on which Director ceases to be a member of the Board for any reason (such earlier date being the “Expiration Date”). The Board shall consist of Director and such other members as nominated and elected pursuant to the then-current Memorandum and Articles of Association of the Company.
1.2Director Services. Director’s services to the Company hereunder shall include service on the Board and service on the compensation committee of the Board in accordance with applicable law and stock exchange rules and the Memorandum and Articles of Association of the Company, and such other services mutually agreed to by Director and the Company (the “Director Services”).
II.COMPENSATION
2.1Expense Reimbursement. The Company shall reimburse Director for all reasonable travel and other out-of-pocket expenses incurred in connection with the Director Services rendered by Director.
2.2Director Compensation. The Company agrees to pay Director compensation as set forth on Schedule A hereto.
2.3Director and Officer Liability Insurance. The Company has purchased, and agrees to maintain, a policy of insurance with a reputable insurance company providing Director with coverage for losses incurred in lawsuits or other legal proceedings brought against Director in connection with Director Services.
2.4No Other Compensation. Except for the compensation provided in this Section II, Director shall not be entitled to any other compensation, whether in cash or in kind, for the Director Services.
2.5Indemnification. The Director shall also be entitled to the indemnification rights as set forth under the Company’s Memorandum and Articles of Association and shall enter into a standard and customary indemnification agreement by and between the Director and the Company.
III.DUTIES OF DIRECTOR
3.1Fiduciary Duties. In fulfilling his responsibilities, Director shall be charged with a fiduciary duty to the Company. Director shall be attentive and inform himself of all material facts regarding a decision before taking action. In addition, Director’s actions shall be motivated solely by the best interests of the Company.
3.2Confidentiality. Subject to Section 6.1 below, during the Term of this Agreement, and at all times following the Expiration Date unless otherwise approved by the Company’s prior written consent, Director shall maintain in strict confidence all information he has obtained or shall obtain from the Company that the Company has designated as “confidential” or that is by its nature confidential, relating to the Company’s business, operations, properties, assets, services, condition (financial or otherwise), liabilities, employee relations, customers (including customer usage statistics), suppliers, prospects, technology, or trade secrets, except to the extent such information (i) is in the public domain through no act or omission of the Director, (ii) is required to be disclosed by law or a valid order by a court or other governmental body, or (iii) is independently learned by Director outside of this relationship, without restriction on use (the “Confidential Information”).
3.3Nondisclosure and Nonuse Obligations. Subject to Section 6.1 below, Director will use the Confidential Information solely to perform the Director Services for the benefit of the Company. Director will treat all Confidential Information of the Company with the same degree of care as Director treats his/her own confidential information, and Director will use his best efforts to protect the Confidential Information. Director will not use the Confidential Information for his own benefit or the benefit of any other person or entity, except as may be specifically permitted in this Agreement. Director will immediately give notice to the Company of any unauthorized use or disclosure by or through him, or of which he becomes aware, of the Confidential Information. Director agrees to assist the Company in remedying any such unauthorized use or disclosure of the Confidential Information.
3.4Return of The Company Property. All materials furnished to Director by the Company, whether delivered to Director by the Company or made by Director in the performance of any Director Services under this Agreement (the “Company Property”), are the sole and exclusive property of the Company. Director agrees to promptly deliver the original and any copies of the Company Property to the Company at any time upon the Company’s request. Upon termination of this Agreement by either party for any reason, Director agrees to promptly deliver to the Company or destroy, at the Company’s option, the original and any copies of the Company Property. Director agrees to certify in writing that Director has so returned or destroyed all such Company Property.
IV.COVENANTS OF DIRECTOR
4.1No Conflict of Interest. During the Term of this Agreement, Director shall not be employed by, own, manage, control or participate in the ownership, management, operation or control of any business entity that is competitive with the Company or otherwise undertake any obligation inconsistent with the terms hereof, provided that Director may continue Director’s current affiliation or other current relationships with the entity or entities described on Exhibit A (all of which entities are referred to collectively as “Current Affiliations”). This Agreement is subject to the current terms and agreements governing Director’s relationship with Current Affiliations, and nothing in this Agreement is intended to be or will be construed to inhibit or limit any of Director’s obligations to Current Affiliations. Director represents that nothing in this Agreement conflicts with Director’s obligations to Current Affiliations. A business entity shall be deemed to be “competitive with the Company” for purpose of this Article IV only if and to the extent it engages in the business substantially similar to the Company’s business.
4.2Noninterference with Business. During the Term of this Agreement, and for a period of one (1) year after the Expiration Date, Director agrees not to interfere with the business of the Company in any manner. By way of example and not of limitation, Director agrees not to solicit or induce any employee, independent contractor, customer or supplier of the Company to terminate or breach his/her/its employment, contractual or other relationship with the Company.
V.TERM AND TERMINATION
5.1Term. This Agreement is effective as of the Effective Date and will continue until the Expiration Date (the “Term”).
5.2Survival. The rights and obligations contained in Articles III and IV, and Sections 6.3 and 6.4, and this Section 5.2, will survive any termination or expiration of this Agreement.
VI.MISCELLANEOUS
6.1Permitted Disclosures.
6.1.1Pursuant to 18 U.S.C. § 1833(b), Director will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Director’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Director files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Director may disclose the trade secret to Director’s attorney and use the trade secret information in the court proceeding, if Director (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
6.1.2Notwithstanding anything to the contrary contained in this Agreement, this Agreement does not (i) prohibit Director from (A) providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of the Company, or any related targets, by any government agency, including the Securities and Exchange Commission (“SEC”), or other regulator that is responsible for enforcing a law on behalf of the government, or otherwise providing information to the appropriate government regulatory agency or body regarding conduct or action undertaken or omitted to be taken by the Company that Director reasonably believes is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to the Company, (B) voluntarily communicating with an attorney retained by Director, (C) voluntarily communicating with any law enforcement, government agency, including the SEC, the Equal Employment Opportunity Commission, or any other state or local commission on human rights, or any self-regulatory organization regarding possible violations of law, (D) recovering an SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (E) asserting Director’s legal rights before an administrative agency or court of law, (F) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Director is entitled, or (G) disclosing the underlying facts or circumstances relating to claims of discrimination, in violation of laws prohibiting discrimination, against the Company or making truthful statements or disclosures related to unlawful discrimination, harassment or retaliation, or otherwise  discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Director has reason to believe is unlawful; (ii) require Director to obtain the approval of, or give notice to, the Company or any of its representatives to take any action permitted under the preceding clause.

6.1.3Nothing in this Agreement shall prevent Director from responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process. To the extent that the use or disclosure of Confidential Information o is required by law or legal process, Director shall, to the extent practicable, inform the Company in advance of any such required disclosure, shall use commercially reasonable efforts to cooperate with the Company, at the Company’s expense, in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements.
6.2Assignment. Except as expressly permitted by this Agreement, neither party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.
6.3No Waiver. The failure of any party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.
6.4Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the Company at 89 A Street, Needham, MA 02494 and to the Director at 89 A Street, Needham, MA 02494 or to such other address as either party may designate to the other in writing.
6.5Governing Law and Venue. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement, the parties hereby submit to the exclusive jurisdiction of Massachusetts and agree that such litigation shall be conducted only in the courts of Massachusetts, or the federal courts for the United States for the District of Massachusetts, and no other courts.
6.6Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.
6.7Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Director Services undertaken by Director for the Company.
6.8Amendments. This Agreement may only be amended, modified or changed by an agreement signed by the Company and Director. The terms contained herein may not be altered, supplemented or interpreted by any course of dealing or practices.
6.9Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY: Address: 89 A Street Needham, MA 02494	SharkNinja, Inc. a Cayman Islands exempted company By: Name: Title:
DIRECTOR: Address:	____________________________________ Name:

SCHEDULE A

Director Compensation

Director	Cash				Equity Award
	Annual Cash Retainer [1]	Annual Committee Member Retainers [1]	Annual Committee Chair Retainers	Annual Lead Independent Director Retainer	Annual Equity Award[1,2]

________________
1 Such amount is pro-rated for the Director’s period of service on the Board or applicable committee, as the case may be.
2 Subject to the terms and conditions of the award grant agreement.

EXHIBIT A

Director’s Current Affiliations